For More Information Contact:
John Swendrowski, Chairman & CEO
Northland Cranberries, Inc.
2321 West Grand Avenue, P.O. Box 8020
Wisconsin Rapids, WI 54495-8020
Tel: 715-424-4444 Fax: 715-422-6897
www.northlandcran.com

NEWS RELEASE

For release September 27, 2005 at 4:30 p.m. (CST)

NORTHLAND CRANBERRIES, INC. ANNOUNCES GOING PRIVATE TRANSACTION

        Wisconsin Rapids, WI – Northland Cranberries, Inc. (OTC: NRCNA), announced today that New Harvest, Inc. (“New Harvest”), a newly formed corporation wholly-owned by Northland’s majority shareholder, Sun Northland, LLC (“Sun”), has entered into agreements with Sun and with certain other Northland shareholders who collectively own approximately 94.9% of Northland’s issued and outstanding common stock, to effect a going private transaction through a “short form” merger of New Harvest into Northland. The merger is not subject to any material contingencies, though the actual closing date is subject to customary regulatory process. After the closing of the merger, the common stock of the surviving corporation will be 100% owned by Sun and the other Northland shareholders who are parties to the agreements. Under the terms of the proposed merger, Northland shareholders who are not shareholders of New Harvest will receive $0.21 per share in cash for their common stock after delivering their common stock certificates to a designated paying agent. Shareholders will receive written procedures for exchanging their certificates for cash within 10 days following the merger.